Exhibit 99.4

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum (“Addendum”), dated the 23rd day of January, 2014, (“Effective Date”) is being made to the Employment Agreement (“Employment Agreement”) entered into effective January 1, 2014, by and between MVB Financial Corp., a West Virginia corporation (“Employer”), and Larry F. Mazza (“Employee”), hereinafter referred to collectively as the Parties and individually as a Party.

WHEREAS, Employee and Employer have entered into the Employment Agreement referenced above that sets forth the current terms and conditions of Employee’s employment with Employer; and

WHEREAS, Employee and Employer have agreed to certain changes in the terms and conditions of Employee’s employment with Employer as set forth below; and

WHEREAS, the Parties wish to continue the employment arrangement set forth in the Employment Agreement unchanged, except as specifically referenced herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants made in this Agreement, the Parties agree that the original Section 4 shall be replaced, in its entirety, as follows:

4.             Compensation and Benefits. During the term of employment of Employee, Employer agrees to provide Employee with the following compensation and benefits:

(a)                                 Base Salary. From January 1, 2014 to March 31, 2014, an annual base salary of five hundred thirty-five thousand dollars ($535,000.00), payable in accordance with the Employer’s general payroll practices, and thereafter, an annual base salary of six hundred twenty-five thousand dollars ($625,000.00), subject to a potential increase by the Employer, which must be agreed upon in writing by the Parties, payable in accordance with the Employer’s general payroll practices;

(b)                                 Fringe Benefits. Employee shall be entitled to participate in and receive all benefits which Employer now and hereafter makes available to its employees including vacation, sick leave, group medical insurance and group life insurance. In addition, Employee shall be entitled to reimbursement for all normal business expenses incurred by Employee during his employment, in accordance with Employer’s policies on expense reimbursement, which may be amended from time to time; and,

(c)                                  Incentive Compensation. Employee will be eligible to participate in the Employer’s Annual Executive Performance Incentive Plan, as approved by MVB Financial Board of Directors, but will be reduced on a pro-rata basis for any partial year of employment and the Employee must be employed on December 31 of a given year to qualify for the incentive compensation opportunity in that given year.  Any incentive compensation would be paid to Employee within sixty (60) days following the later of (i) the end of the month in which the applicable calendar year comes to an end or (ii) the delivery of financial statements by MVB

Financial after the completion of the external financial audit.  Any incentive compensation is subject to terms and conditions in the Employer’s Annual Executive Performance Incentive Plan.  In the event that the Employer net income threshold under the Employer’s Annual Executive Performance Incentive Plan is not attained, no incentive compensation will be paid to the Employee.

In all other respects, the Parties agree that the Employment Agreement shall not be altered and that its terms and conditions remain in full force and binding.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed in its legal name by such representative thereunto duly authorized, and Employee has hereunto set his hand and seal, as of the day and year first above written. This Agreement may be executed in one or more counterparts, which taken together shall constitute an original.

EMPLOYER:

MVB FINANCIAL CORP.

Signed:	/s/ Donald Robinson
By:	Donald Robinson

Its:	Chief Operating Officer

EMPLOYEE:

/s/ Larry F. Mazza
Larry F. Mazza